Garden Fresh Restaurant Corporation
                      Variable Deferred Compensation Plan
                                for Executives



                                 Plan Document

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                                   ARTICLE 1
                                    PURPOSE


The purpose of the Garden Fresh Restaurant Corporation Variable Deferred Compensation Plan for Executives (the 'Plan') is to provide a means whereby Garden Fresh Restaurant Corporation (hereinafter referred to as the 'Company') may afford increased financial security, on a tax-favored basis, to a select group of key management employees of the Company who have rendered and continue to render valuable services to the Company which constitute an important contribution towards the Company's continued growth and success, by providing for additional future compensation so that such employees may be retained and their productive efforts encouraged.

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                             ARTICLE 2 DEFINITIONS


      Affiliate. 'Affiliate' means any firm, partnership, or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company. 'Affiliate' also includes any other organization similarly related to the Company that is designated as such by the Committee.

      Base Salary. 'Base Salary' means with respect to a Participant for any Plan Year such Participant's annual base salary before deferral pursuant to this Plan or any agreement or any other plan of the Company whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Internal Revenue Code Section 401(k) or reduced in accordance with Code Section 125.

      Base Salary Deferral. 'Base Salary Deferral' means that portion of the Base Salary which an eligible employee has made an annual irrevocable election to defer receipt of until the date specified under the Retirement Distribution Option.

      Beneficiary. 'Beneficiary' means that person or persons designated as such in accordance with Section 11.3.

      Bonus Compensation. 'Bonus Compensation' means with respect to a Participant for any Plan Year such Participant's annual bonus compensation before deferral pursuant to this Plan or any agreement or any other plan of the Company whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced in accordance with Code Section 125.

      Bonus Compensation Deferral. 'Bonus Compensation Deferral' means that portion of the Bonus Compensation which an eligible employee has made an annual irrevocable election to defer receipt of until the date specified under the Retirement Distribution Option.

      Code. 'Code' means the Internal Revenue Code of 1986, as amended from time to time.

      Committee. 'Committee' means the persons appointed by the Company to administer the Plan.

      Company.  'Company' means Garden Fresh Restaurant Corporation.

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      Disabled.  'Disabled' means a mental or physical condition which qualifies a Participant for benefits under the Garden Fresh Restaurant Corporation's Long Term Disability Plan.


      Earnings Crediting Options. 'Earnings Crediting Options' means the options selected by the Participant from time to time pursuant to which earnings are credited to the Participant's Distribution Option Accounts.

      Effective Date. 'Effective Date' means the effective date of the Plan which is January 1, 1998.

      Eligible Employee. 'Eligible Employee' means an Employee who is a member of the group of selected management and/or highly compensated employees of the Company designated by the Committee as eligible to participate in the Plan.

      Employee. 'Employee' means any person employed by the company on a regular full-time salaried basis or who is an officer of the Company.

      End Termination Date. 'End Termination Date' means the date of termination of a Participant's Service with the Company and its Affiliates.

      Enrollment Agreement. 'Enrollment Agreement' means the authorization form which an Eligible Employee files with the Company to participate in the Plan.

      Matching Contributions. 'Matching Contributions' are those credited to the Account by the Company.

      Participant. 'Participant' means an Eligible Employee who has filed a completed and executed Enrollment Agreement with the Committee or its designee and is participating in the Plan in accordance with the provisions of Article 4.

      Plan. 'Plan' means this plan, called the Garden Fresh Restaurant Corporation Variable Deferred Compensation Plan for Executives, as amended from time to time.

      Plan Year. 'Plan Year' means the 12 month period beginning on each January 1 and ending on the following December 31. The first Plan Year begins January 1, 1998.

      Retirement. 'Retirement' means the termination of the Participant's Service with the Employer (for reasons other than death) at or after age 65, or if the Participant has 10 or more years of Service, at or after age 55.

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      Retirement Distribution Account.  'Retirement Distribution Account'
means the Account maintained for a Participant to which Base Salary and/or Bonus Compensation and Company Matching Contributions deferred by a Participant pursuant to the Retirement Distribution Option are credited.

      Retirement Distribution Option. 'Retirement Distribution Option' means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.1.

      Service. 'Service' means the period of time starting with the date of hire, during which an employment relationship exists between an Employee and the Company, including any period during which the Employee is on an approved leave of absence, whether paid or unpaid. 'Service' also includes employment with an Affiliate if an Employee transfers directly between the Company and the Affiliate.

      Vesting. 'Vesting' refers to the permanent ownership rights to the Company's Matching Contributions a Participant earns through Years of Service. After one Year of Service, the Participant will own 25% of Garden Fresh Restaurant Corporation' Matching Contributions, and an additional 25% for each additional Year of Service so that the Participant is 100% vested in all Matching Contributions after four Years of Service. Matching Contributions and related earnings are forfeited when service terminates, to the extent not vested.

      A Participant is 100% vested automatically if the Participant becomes Disabled or dies while still employed by the Company. A Participant is always 100% vested in Base Salary Deferrals, Bonus Deferrals, and related earnings. Participants will become 100% vested on a sale or change of control of the Company. Change of control shall mean approval by the shareholders of the Company of a sale, reorganization, merger or consolidation, in each case with respect to which persons who were shareholders of the Company immediately prior to such sale, reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated entity's then outstanding securities, or a liquidation or dissolution of the Company or a sale of substantially all the assets of the Company.

      Year of Service. A 'Year of Service' for Vesting purposes is a calendar year during which a Participant is credited with 1000 Hours of Service. An Eligible Employee will be credited with 45 Hours of Service for each week which is counted as 'Service', as defined above.

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                                   ARTICLE 3
                          ADMINISTRATION OF THE PLAN


      The Committee is hereby authorized to administer the Plan and establish, adopt, or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Committee shall have discretionary authority to construe and interpret the Plan and to determine the rights, if any, of Participants and Beneficiaries under the Plan. The Committee's resolution of any matter concerning the Plan shall be final and binding upon any Participant and Beneficiary affected thereby. Members of the Committee shall be eligible to participate in the Plan while serving as members of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member's interest in the Plan as a Participant.

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                                   ARTICLE 4
                                 PARTICIPATION


      4.1 Election to Participate. Annually, all Eligible Employees will be offered the opportunity to defer compensation to be earned in the following Plan Year. Any Eligible Employee may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Committee prior to the beginning of such Plan Year.
Pursuant to said Enrollment Agreement, the Eligible Employee shall irrevocably elect the percentages, in whole percentages, by which up to 100% of Base Salary and/or up to 100% of Bonus Compensation (in each case after required payroll tax deductions) of such Eligible Employee for the Plan Year will be deferred.

      4.2 New Eligible Employees. The Committee may, in its discretion, permit Employees who first become Eligible Employees after the beginning of a Plan Year to enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, as soon as practicable following the date the Employee becomes an Eligible Employee. Notwithstanding the foregoing, however, any election by an Eligible Employee pursuant to this section, to defer Base Salary and/or Bonus Compensation shall apply only to such amounts as are earned by the Eligible Employee after the date on which such Enrollment Agreement is filed.

      4.3 Matching Contributions. An Eligible Employee who elects to participate in the Plan pursuant to Section 4.1 and/or Section 4.2 shall be eligible to receive Matching Contributions by Garden Fresh Restaurant Corporation. The amount of such Matching Contributions for a Plan Year shall be : (I) 50% of deferrals up to $6,000 in deferrals (maximum $3,000 match).

         (II) 100% of deferrals up to $20,000 in deferrals (maximum $20,000 match). This enhanced match benefit is only for selected officers listed on Appendix I.

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                                   ARTICLE 5
                             DISTRIBUTION ACCOUNT


      5.1 Distribution Account. The Committee shall establish and maintain separate Distribution Account with respect to each Participant. A Participant's Distribution Account shall consist of the Retirement Distribution Account. The amount of Base Salary and/or Bonus Compensation deferred pursuant to Section 4.1 or Section 4.2 shall be credited by the Company to the Participant's Distribution Account no later than the end of the month in which such Base Salary and/or Bonus Compensation would otherwise have been paid, in accordance with the Distribution Option irrevocably elected by the Participant in the Enrollment Agreement. Any amount once taken into account as Base Salary and/or Bonus Compensation for purposes of this Plan shall not be taken into account thereafter. Matching Contributions, when credited, are credited to the Distribution Account in the same proportion as the Base Salary and/or Bonus Compensation they match. The Participant's Distribution Accounts shall be reduced by the amount of payments made by the Company to the Participant or the participant's Beneficiary pursuant to this Plan. If an Accelerated Distribution is made under Section 7.1 (c), Participant will incur a 10% penalty withheld from the distribution.

      5.2 Earnings on Distribution Accounts. A Participant's Distribution Account shall be credited with earnings in accordance with the Earnings Crediting Options elected by the Participant from time to time. Participants may allocate each of their Retirement Distribution Accounts among the Earnings Crediting Options available under the Plan only in whole percentages of not less than five (5) percent. The rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual investment performance of the corresponding investment portfolio of the Hudson River Trust, an open-end management investment Company under the Investment Company Act of 1940, as amended from time to time, and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges. The Company reserves the right, on a prospective basis, to add or delete Earnings Crediting Options.

      5.3 Earnings Crediting Options. Except as otherwise provided pursuant to Section 5.2, the Earnings Crediting Options available under the Plan shall consist of the options which correspond to certain investment portfolios of the Hudson River Trust.

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      Notwithstanding that the rates of return credited to Participants'
Distribution Option Accounts under the Earnings Crediting Options are based upon the actual performance of the corresponding portfolios of the Hudson River Trust, or such other investment funds as the Company may designate, the Company shall not be obligated to invest any Base Salary and/or Bonus Compensation deferred by Participants under this Plan, Matching Contributions, or any other amounts, in such portfolios or in any other investment funds.

      5.4 Changes in Earnings Crediting Options. A Participant may change the Earnings Crediting Options to which his Distribution Accounts are allocated not more frequently than four (4) times per Plan Year. Each such change may include (a) reallocation of the Participant's existing Accounts in whole percentages of not less than five (5) percent, and/or (b) change in investment allocation of amounts to be credited to the Participant's Accounts in the future, as the Participant may elect. Notwithstanding the foregoing, however, in the event the Company deletes an Earnings Crediting Option, a Participant whose Accounts are allocated to such Earnings Crediting Option, in whole or in part, shall be entitled to reallocate his Distribution Option Accounts and/or any amounts to be credited in the future to such Distribution Option Accounts among the remaining Earnings Crediting Options, at the time of such deletion, without regard to the annual limit of four (4) such changes.

      5.5 Valuation of Accounts. The value of a Participant's Distribution Accounts as of any date shall equal the amounts therefore credited to such Accounts, including any earnings (positive or negative) deemed to be earned on such accounts in accordance with Section 5.2 through the day preceding such date, less the amounts therefore deducted from such Accounts.

      5.6 Statement of Accounts. The Committee shall provide to each Participant, not less frequently than quarterly, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant in each of his Distribution Accounts.

      5.7 Distributions from Accounts. Any distribution made to or on behalf of a Participant from one or more of his Distribution Accounts in an amount which is less than the entire balance of any such Account shall be made pro rated from each of the Earnings Crediting Options to which such Account is then allocated.

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                                   ARTICLE 6
                              DISTRIBUTION OPTION


      6.1 Election of Retirement Distribution Option. In the first completed and fully executed Enrollment Agreement filed with the Committee, an Eligible Employee shall elect the time and manner of payment pursuant to which his Distribution Account will be distributed. The Retirement Distribution Option selection is limited to the Participant's first completed and fully executed Enrollment Agreement.

      6.2 Retirement Distribution Option. Subject to Section 7.1, distribution of the Participant's Retirement Distribution Account shall commence upon (a) the Participant's Retirement, or (b) if later, the Participant's attainment of age 55 and completion of 10 Years of Service, as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established. The Company retains the authority to defer any distribution as necessary to comply with IRC #162(m) limits, that states no more than one million dollars is deductible as compensation paid to certain specified employees in one year. The Company's Board of Directors also retains the authority, in its sole and absolute discretion, to terminate the Plan and make lump sum distributions of all amounts if it determines appropriate.

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                                   ARTICLE 7
                           BENEFITS TO PARTICIPANTS


      7.1 Benefits Under the Retirement Option. Benefits under the Retirement Distribution Option shall be paid to a Participant as follows:

      (a) Benefits Upon Retirement. In the case of a Participant whose Service with the Employer terminates on account of his Retirement, the Participant's Retirement Distribution Account, shall be distributed in one of the following methods, as selected in the Participant's Enrollment Agreement:
(I) in a lump sum; (ii) in five (5), ten (10), or fifteen (15) annual installments. Any lump-sum benefit payable in accordance with this paragraph shall be paid not later than thirty (30) days following the retirement date, or if later, attainment of age sixty-five (65) as elected by the Participant in accordance with Section 6.2, in an amount equal to the value of the participant's Retirement Distribution Account as of the day of Retirement. Annual installment payments, if any, shall commence not later than thirty (30) days after Participant's retirement date, or if later, attainment of age sixty-five (65), as elected by the Participant in accordance with Section 6.2, in an amount equal to (I) the value of such Retirement Distribution Account as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established. The remaining annual installments shall be paid not later than February 28 of each succeeding year in an amount equal to (I) the value of such Retirement Distribution Account as of the last business day of January divided by (ii) the number of installments remaining.

      (b) Benefits Upon Termination of Employment. In the case of a Participant whose Service with the Employer terminates prior to the earliest date on which he is eligible for Retirement, other than on account of his disability or death, the vested portion of a Participant's Retirement Distribution Account shall be distributed in a lump sum as soon as practicable following the Participant's End Termination Date or attainment of age 65, as irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established.

      (c) Acceleration of Benefits: A Participant may choose to accelerate all or any portion of their vested Retirement Distribution Account prior to retirement. The accelerated distribution amount will be subject to a 10% penalty. The Participant deferral for the remainder of the plan year will terminate and the Participant will not be able to elect additional deferral until the following plan year. Any and all amount attributable to the penalty

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amount may be allocated at the Company's discretion.  This accelerated benefit will be paid out as soon as practical, not to exceed thirty (30) days.

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                                   ARTICLE 8
                                  DISABILITY

      In the event a Participant becomes Disabled, the Participant's right to make any further deferrals under this Plan shall terminate as of the date for which the Participant first receives benefits under the Garden Fresh Corporation Long-Term Disability Benefit Plan, as amended from time to time. The Participant's Distribution Accounts shall continue to be credited with earnings in accordance with Section 5.2 until such Accounts are fully distributed. For purposes of this Plan, a Disabled Participant will not be treated as having terminated Employment. The Participant's Retirement Accounts, if any, shall be distributed to the Participant in accordance with
Section 7.1.

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                                   ARTICLE 9
                               SURVIVOR BENEFITS

      9.1 Death of Participant Prior to the Commencement of Benefits. In the event of a Participant's death prior to the commencement of benefits in accordance with Article 7, benefits shall be paid to the Participant's Beneficiary, as determined under Section 11.3, pursuant to Section 9.2 or 9.3, whichever is applicable, in lieu of any benefits otherwise payable under the Plan on Retirement or termination of employment to or on behalf of such Participant. In addition in the event that a Participant dies while still employed by the Company, the Plan will pay to the Participant's designated beneficiaries an aggregate death benefit of $100,000.00. This will be distributed in the form of salary continuance payable in twenty-five (25) percent increments over four years (less applicable withholdings). For executives named in Appendix I of this Plan document, the Company offers a death benefit of $500,000.00. This is payable in the form of salary continuance in annual twenty-five (25) percent increments over four years (less applicable withholdings). In its sole and absolute discretion, the Company may elect to pay this death benefit in a single, lump sum payment.

      9.2 Survivor Benefits Under the Retirement Distribution Option. In the case of a Participant with respect to whom the Company has established one or more Retirement Distribution Accounts, and who dies prior to the commencement of benefits under such Retirement Accounts pursuant to Section 7.1, distribution of such Retirement Accounts shall be made (a) in a lump sum as soon as practicable following the Participant's death, or (b) in the manner and at such time as such Retirement Accounts would otherwise have been distributed in accordance with Section 7.1 had the Participant lived, as irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Accounts were established. The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such Retirement Accounts as of the last business day of the calendar month immediately preceding the date on which such benefit is paid. The amount of any annual installment benefit payable in accordance with this Section shall equal (a) the value of such Retirement Accounts as of the last business day of the calendar month immediately preceding the date on which such installment is paid, divided by (b) the number of annual installments remaining to be paid pursuant to the irrevocable election of the Participant in the Enrollment Agreement pursuant to which such Retirement Accounts were established.


      9.4 Death of Participant After Benefits Have Commenced. In the event a Participant who elected the Retirement Distribution Option for any Distribution Option Period dies after annual installment benefits payable under
Section 7.1 from one or more of the Participant's Retirement Accounts have commenced, but before the entire balance of such Retirement Distribution

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Accounts has been paid, any remaining installments shall continue to be paid to the Participant's Beneficiary, as determined under Section 11.3, at such times and in such amounts as they would have been paid to the Participant had he survived.

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                                  ARTICLE 10
                               EMERGENCY BENEFIT

      In the event that the Committee, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant from the vested portion of his Distribution Account, as soon as practicable following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to Section 11.9 (the 'Emergency Benefit'). For purposes of the Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. Emergency Benefits shall be paid from the vested Retirement Accounts. With respect to that portion of any Distribution Option Account which is distributed to a Participant as an Emergency Benefit, in accordance with this Article, no further benefit shall be payable to the Participant under this Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year.

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                                  ARTICLE 11
                                 MISCELLANEOUS

      11.1 Amendment and Termination. The Plan may be amended, suspended, discontinued or terminated at any time by the Company, or by any other entity authorized by the Company, provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant's Accounts as of the effective date of such amendment, suspension, discontinuance or termination. The Company retains the ability, in its sole and absolute discretion, to terminate the Plan and make immediate distributions.

      11.2 Claims Procedure.

           a. Claim
           A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a 'Claimant') may file a written request for such benefit with the Benefits Department of the Company, setting forth his claim.

           b. Claim Decision
           Upon receipt of a claim, the Benefits Department of the Company shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Benefits Department of the Company may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

           If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:

           (a) The specific reason or reasons for such denial;

           (b) The specific reference to pertinent provisions of this Agreement on which such denial is bases;

           (c) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

           (d) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

           (e) The time limits for requesting a review under subsection (c)

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and for review under subsection (d) hereof.

           c.    Request for Review
           Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Benefits Department of the Company. The Claimant or his duly authorized representative may, but need not review the pertinent documents and submit issues and comment in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such sixty (60) day period, he shall be barred and estopped from challenging the determination.

           d.    Review of Decision
           Within sixty (60) days after the Committee's receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Committee will render a written opinion, written in a manner calculated to by understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is bases. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

      11.3 Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant's estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

      11.4 Limitation of Participant's Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Employer, nor shall it interfere with the rights of the Employer to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan

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      11.5 No Limitation on Employer Actions.  Nothing contained in the Plan shall be construed to prevent the Employer from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Employer as a result of such action.

      11.6 Obligations to Employer. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Employer, then the Employer may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

      11.7 Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under this Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company's assets or (b) any corporation or partnership into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's Beneficiaries, heirs, executors, administrators or successors in interest.

      11.8 Protective Provisions. Each Participant shall cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Employer may deem necessary and taking such other relevant action as may be requested by the Employer. If a Participant refuses to cooperate, the Employer shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current balance of the Participant's Distribution Option Accounts in accordance with his prior election.

      11.9 Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

      11.10 Unfunded Status of Plan. The Plan is intended to constitute an 'unfunded' plan of deferred compensation for Participants. Benefits payable

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hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be made. Not withstanding any segregation of assets or transfer to a grantor trust, with respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general creditor of the Company.

      11.11 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue full force and effect without regard to such unenforceable provision and shall be applied as thought the unenforceable provision were not contained in the Plan.

      11.12 Governing Law.   The Plan shall be construed in accordance
with and governed by the laws of the State of California without reference to the principles of conflict of laws.

      11.13 Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

      11.14 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neutral, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

      11.15 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Benefits Department, or to such other entity as the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

                                  ARTICLE 12
                                   SIGNATURE

This Plan is hereby adopted and approved, to be effective as of this 7th day of January, 1998.




Garden Fresh Restaurant Corporation



By: /s/ D W Qualls



Its: CFO/Secretary

                                  Appendix I


Participation 4.3 (II) selected officers:

      Michael Mack
      Dave Qualls
      Greg Keller